Exhibit 99.1

FG Nexus Reports Continued Progress Under Common and Preferred Stock Repurchase Programs

Company Has Repurchased Approximately 46% of Common Shares Outstanding to Date

Charlotte, NC, September 15, 2026 (GLOBE NEWSWIRE) - FG Nexus (Nasdaq: FGNX, FGNXP) (the “Company”) today announced continued progress under its previously authorized common and preferred stock repurchase programs.

Share Repurchase Programs

Through September 14, 2026, the Company has repurchased approximately 4.0 million shares of its common stock for an aggregate purchase price of approximately $48.0 million, including commissions. These repurchases represent approximately 46% of the Company’s common shares outstanding immediately before implementation of the repurchase program. As of September 14, 2026, the Company had 4,707,615 shares of common stock outstanding.

Through September 14, 2026, the Company has repurchased approximately 275,000 shares of its preferred stock for an aggregate purchase price of approximately $6.9 million, including commissions. These repurchases represent approximately 31% of the Company’s shares of preferred stock outstanding immediately before implementation of the repurchase program. As of September 14, 2026, the Company had 619,357 shares of preferred stock outstanding.

The repurchase programs remain authorized and open-ended. The timing and amount of any future repurchases will depend on market conditions, available liquidity, applicable legal requirements, the Company’s capital-allocation priorities and other considerations.

Kyle Cerminara, Chairman and Chief Executive Officer of the Company, stated: “These repurchases reflect our continued confidence in the Company’s capital-allocation strategy and our commitment to delivering long-term value to stockholders. We will continue to evaluate opportunities to return capital under both programs as we advance our broader strategic plan.”

About FG Nexus

FG Nexus (Nasdaq: FGNX, FGNXP) is a merchant bank and real estate focused operating company.

The FGNX® logo is a registered trademark.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are entitled to the protection of the safe-harbor provisions of those laws.

Forward-looking statements include statements concerning future share repurchases under the Company’s common and preferred stock repurchase programs, including the timing, amount and funding of any such repurchases.

These statements are based on management’s current expectations, assumptions, estimates and projections and involve risks and uncertainties, many of which are beyond the Company’s control. Actual results could differ materially from those expressed or implied by these statements.

Relevant risks include, among others, market conditions, the Company’s available liquidity, applicable legal requirements, the Company’s capital-allocation priorities and other factors that could affect the timing and amount of future repurchases.

Additional risks are described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update or revise any forward-looking statement except as required by law.

Contacts

Media Contact

media@fgnexus.io

Investor Contact

invest@fgnexus.io